Exhibit 99.1

Mateon Provides Update on its R&D Effort Against COVID-19

AGOURA HILLS, Calif., April 30, 2020 (GLOBE NEWSWIRE) – Mateon Therapeutics Inc. (OTCQB:MATN) report several peer-reviewed publications derived from its R&D effort against COVID-19.

Published April 24th, is a special report in the biomedical journal Annals of Pulmonary and Critical Care Medicine regarding the medical-scientific rationale for its planned randomized, placebo-controlled, Phase 2 Study of OT-101 in COVID-19 patients with hypoxemic respiratory failure.

In this publication, we are proposing that COVID-19 is a TGF-β driven disease treatable with TGF-β inhibitor such as Mateon’s OT-101. As the virus replicates it releases TGF-β which drives viral replication, drives water accumulation in the lung, and drives neutrophil mediated inflammation ultimately resulting in death from acute respiratory distress syndrome (ARDS) and its complications.

“We are advancing quickly the clinical development of OT-101 against COVID-19. We would encourage other developers of TGF-β inhibitors to work together to develop cure against this TGF-β driven disease.” said Dr Vuong Trieu, CEO of Mateon Therapeutics.

Viral replication is dependent on expression of TGF-β and the progressive increase in TGF-β with increasing viral load with has been implicated as an important pro-inflammatory cytokine in the pathophysiology of acute lung injury and ARDS that contributes to both increased permeability and failed fluid reabsorption in lungs leading to persistent and severe pulmonary edema. TGF-β profoundly impacts alveolar ion and fluid transport by regulating the epithelial sodium channel (ENaC) activity and trafficking via a Tgfbr1-mediated unique signaling pathway. TGF-β has been identified as the exclusive master regulator of ENAC internalization by alveolar epithelial cells and its upregulation in ARDS causes an ENAC trafficking defect with marked reduction in the cell-surface abundance of ENaC on lung epithelial cells thereby rapidly and substantially impairing alveolar fluid reabsorption in ARDS patients and contributing to the persistence of their pulmonary edema. Mateon’s anti-TGF-β RNA therapeutic OT101 exhibited nanomolar in vitro potency against SARS-CoV-2 and is potentially targeting the root cause of COVID-19.

Reference: Uckun FM, Trieu V. Medical-Scientific Rationale for a Randomized, Placebo-Controlled, Phase 2 Study of Trabedersen/OT-101 in COVID-19 Patients with Hypoxemic Respiratory Failure. Annals of Pulmonary and Critical Care Medicine 2020; 3(1); 01-09.

Reference: On April 20, 2020, Mateon published a peer-reviewed research article: David N, Hwang L, Cynthia L, Vuong N Trieu. COVID-19 Epidemic: China and ex-China. Open Acc Biostat Bioinform. 3(1). OABB.000552. 2020. DOI: 10.31031/OABB.2020.03.000552.

This study was performed to understand the spread of COVID-19 epidemic outside of China. Given the higher mortality rate than China and the failure to control the epidemic at the same 100-1000 confirmed cases as China, the COVID-19 epidemic outside of China is expected to be possibly be as severe as that of Hubei- the epicenter of the COVID-19 epidemic. It is noteworthy that the mortality curves and recovered curves are more similar to Hubei for ex-China. Of particular concern is the slow rise in recovery rate- even in Korea. This simple analysis indicated that extensive testing to control the epidemic prior to 1000 confirmed cases and the rapid recovery rate are critical to controlling COVID-19. Therapeutic intervention is important for the rapid recovery.

Reference: On April 23, 2020, we published an updated publication. Vuong N Trieu, David Nam, Larn Hwang, Cynthia Lee. COVID-19 Epidemic: China and Ex-China 4-23-2020

Update. Ther Res Skin Dis 1(4)- 2020. TRSD. MS.ID.000116. DOI: 10.32474/ TRSD.2020.01.000116.

In this update we examined US, UK, Italy, Spain, Korea. Using % recovery we determined that recovery exhibited the following decreasing order Korea, Spain, Italy, US, and UK, suggesting that UK is still deep in the epidemic while Korea, Spain, and Italy have exited the epidemic and US is late stage of the epidemic.

About Mateon

Mateon was created by the recent merger with Oncotelic – a developer of TGF-beta RNA therapeutics- and PoinTR- a cluster computer vision empowered blockchain company creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors. The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com